As filed with the Securities and Exchange Commission on May 17, 2002
Registration No. 333-58048

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
AMENDMENT NO. 2
ON FORM S-3
TO
REGISTRATION STATEMENT
ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

INFOSPACE, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1718107 (I.R.S. Employer Identification Number)

601 108th Avenue N.E., Suite 1200
Bellevue, Washington 98004
(425) 201-6100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JOHN M. HALL, ESQ.
Senior Vice President and General Counsel
InfoSpace, Inc.
601 108th Avenue N.E., Suite 1200
Bellevue, Washington 98004
(425) 201-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

PATRICK J. SCHULTHEIS, ESQ.
RICHARD C. SOHN, ESQ.
DREW G. MARKHAM, ESQ.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
5300 Carillon Point
Kirkland, Washington 98033
(425) 576-5800

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 16, 2002

PROSPECTUS

3,533,468 Shares

Common Stock

The selling stockholders listed in this prospectus may offer and sell up to 3,533,468 shares of our common stock for their own account. We have issued, or will issue upon exchange of exchangeable shares issued by one of our Canadian subsidiaries, these shares of our common stock to the selling stockholders in a private transaction involving our acquisition of Locus Dialogue Inc., a Canadian company (now called InfoSpace Speech Solutions, Inc.).

The prices at which these stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of shares; however, we expect to incur expenses related to the offering of approximately $450,000.

Our common stock is traded on the Nasdaq National Market under the symbol “INSP.” On May 16, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $1.09 per share.

Investing in the common stock involves a high degree of risk.
See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

WHERE TO FIND ADDITIONAL INFORMATION ABOUT INFOSPACE

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, as amended, in connection with this offering. While the information contained in this prospectus is materially complete, this prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock please refer to the registration statement and its exhibits. We have also filed reports, proxy statements and other information with the SEC. A copy of the registration statement and its exhibits, and copies of our reports, proxy statements and other information, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. Copies of all or any part of these documents may be obtained from such office upon payment of the fees prescribed by the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus, including the information incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. The documents we incorporate by reference are:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2001;

(2)	The amendment filed February 27, 2002 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

(3)	Our Quarterly Report on Form 10-Q filed May 15, 2002 for the quarter ended March 31, 2002; and

(4)	The description of our common stock contained in our registration statement on Form 8-A dated December 3, 1998, including any amendments or reports filed for the purpose of updating such description.

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Each of these filings is available from the SEC as described above. You may request, and we will provide to you at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address:

Attn: Secretary
InfoSpace, Inc.
601 108th Avenue N.E., Suite 1200
Bellevue, WA 98004
(425) 201-6100

FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify such forward-looking statements. These forward-looking statements include, but are not limited to:

•	statements regarding new and future products and services, including our plans to deliver broadband services;

•	statements regarding our business and growth strategy;

•	the expected demand for and benefits of our wireless and internet software and application services;

•	anticipated benefits from the businesses and technologies we have acquired or intend to acquire;

•	revenue expectations;

•	increased operating expenses and the reasons for such increases;

•	expected operating losses;

•	decreased costs of revenues as a percentage of revenue;

•	increased product development expenses;

•	expected declines in sales, general and administrative expenses;

•	reductions in amortization of goodwill and intangibles;

•	potential non-cash impairment charges; and

•	anticipated cash needs.

This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our and the strategic Internet services industry’s actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, those identified under “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

InfoSpace, Inc. is a provider of wireless and Internet software and application services. We have developed and deliver a wireless and Internet platform of software and application services that enable companies to offer network-based services under their own brands. Our customers in turn, offer these products and application services to their customers as their solutions. We provide our services across multiple platforms simultaneously, including PCs and non-PC devices.

We develop and deliver our products and application services to a broad range of customers that span each of our business areas of wireline, merchant and wireless. In our wireline business, we deliver our services to Web portals such as America Online, destination sites such as Disney, and DSL providers such as Verizon Online. In our merchant business, we deliver our products to regional Bell operating companies such as Verizon Information Services, merchant banks such as Union Bank of California and Wells Fargo, and financial institutions such as American Express. In our wireless business, we deliver our products and application services to wireless carriers such as Cingular, Verizon Wireless, AT&T Wireless and Virgin Mobile and other consumer service companies such as Charles Schwab.

Our services are predominately built on our core technology platform and use the same operational infrastructure. We do not currently allocate development or operating costs to any of these services.

Our Business Areas

We develop and deliver our products and services to a broad range of customers that span each of our business areas of wireline, merchant and wireless. The following provides detail on each of our business areas:

Wireline

Through our wireline business area, we develop and deliver Internet services that are designed for high-speed broadband and dial-up narrowband websites. We enable our customers that include destination Web sites, businesses and broadband service providers, including digital subscriber line (DSL) companies, to offer their customers an array of private-labeled services. We deliver our services to Web sites that include America Online, Microsoft’s MSN, NBCi, Lycos and Verizon Online among others.

InfoSpace’s product offerings can help businesses attract customers, improve loyalty, create new revenue streams and monetize their customer base. Further, InfoSpace’s services are private-labeled and delivered with each customer’s logo, color scheme and navigation design, strengthening the value of the customer’s brand. This ensures that our customers own the value relationship with their customer. Our wireline business area is focused on delivering three main categories of products and application services: search, directory and broadband.

Merchant

Our merchant business area develops and delivers applications and services that are designed to help merchants leverage Internet and wireless technologies to help attract customers, reduce costs, grow sales and conduct business, anywhere, anytime. These applications and services enable businesses to establish an online presence, promote their products and services, and conduct secure commerce using an Internet connected device. Our commerce services are privately branded for leading merchant banks and other merchant service providers who in turn offer these solutions to their business customers. InfoSpace’s merchant services are available through a broad merchant reseller channel, including Verizon Information Services, one of the largest providers of products and services for small to medium sized businesses in the U.S., and major financial institutions such as American Express, Wells Fargo and Union Bank of California. Our merchant business area is focused on payments, shopping, promotions and hosting.

Wireless

Through our wireless business area, we develop, deliver and support solutions enabling our carrier partners to deliver wireless data services to their subscribers under their own brand over current and next generation networks. With our wireless platform, wireless carriers can effectively manage and seamlessly deliver (1) our private-labeled applications and services, (2) third party applications and services and (3) their own content and applications, to create a unique mobile data experience for their subscribers. Through our InfoSpace Speech Solutions group, we offer a multi-modal solution that leverages speech for input and query, combined with other display modes to optimize the wireless experience. Our wireless business area offers mobile applications in three major categories: community and entertainment, information and productivity, and communication and messaging.

InfoSpace provides its wireless solutions to leading companies worldwide, including wireless carriers such as Cingular Wireless, Verizon Wireless, AT&T Wireless, ALLTEL, Virgin Mobile and Deutsche Telekom’s VoiceStream and consumer services companies such as Charles Schwab. We are currently in negotiations with Verizon Wireless, and we do not expect our relationship to continue in its current form. The terms of any future contract are currently uncertain.

Our Revenues

Our revenues are derived from our products and application services, which are delivered to end-users on wireline, wireless and broadband platforms and to merchants via merchant aggregators including merchant banks. We tailor agreements to fit the needs of our customers, which include merchant banks and aggregators, broadband providers, destination Web sites and wireless carriers, among others. Under any one agreement we may earn revenue from a combination of our products and application services. We identify revenues by our three business areas, which are wireline, merchant and wireless. Historically, our wireline business has generated more than fifty percent of our total revenues, however we expect that our wireless and merchant businesses will provide a larger percentage of our revenues in future periods.

Our History

Naveen Jain, our Chief Executive Officer and Chairman, founded InfoSpace in March 1996. During the period from our inception through December 31, 1996, we had insignificant revenues and were primarily engaged in the development of technology for the aggregation, integration and distribution of Internet content and the hiring of employees. In 1997, we expanded our operations, adding business development and sales personnel in order to capitalize on the opportunity to generate Internet advertising revenues. We began generating material revenues in 1997 with our wireline services. Revenues in 1998 were also primarily generated through our wireline consumer services and we also started distributing our services on wireless platforms. Throughout 1999, 2000 and 2001, we expanded and enhanced our products and application services through both internal development and acquisitions and focused on developing and deploying our Internet software and application services to merchants and on wireless platforms. We have offices in the United States, Canada, Australia, the United Kingdom and The Netherlands. As of April 30, 2002, we had 735 employees worldwide.

Recent Acquisitions

eCash Technologies, Inc.    On February 8, 2002, we acquired substantially all of the technology and intellectual property of eCash Technologies, Inc., a developer of electronic debit and stored value technologies, for purchase consideration of $2.7 million and 1,064,815 shares of our common stock valued at $1.9 million.

The Offering

The 3,533,468 shares of common stock being registered on this prospectus are being offered by the selling stockholders; no shares are being offered by InfoSpace.

The shares of common stock to be sold by the selling stockholders were issued to them, or will be issued to them, in connection with our acquisition of Locus Dialogue on January 1, 2001. Those selling stockholders either: (1) were issued their shares of our common stock at the time of the acquisition in exchange for their shares of capital stock of Locus Dialogue, or (2) will be issued shares of our common stock upon their exchange of exchangeable shares of our Canadian subsidiary that they received at the time of the acquisition in exchange for their shares of capital stock of Locus Dialogue.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and all of the information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

FACTORS AFFECTING OUR OPERATING RESULTS,
BUSINESS PROSPECTS AND MARKET PRICE OF STOCK

Financial Risks Related to Our Business

We have a history of losses and expect to continue to incur significant operating losses, and we may never be profitable.

We have incurred net losses from our inception through March 31, 2002. As of March 31, 2002, we had an accumulated deficit of approximately $1.2 billion. We have not achieved profitability under accounting principles generally accepted in the United States of America (GAAP) and we expect to continue to incur operating losses in the future. These losses may be higher than our current losses. Many of our operating expenses are relatively fixed in nature, particularly in the short term. We must therefore generate revenues sufficient to offset these expenses in order for us to become profitable under GAAP. We cannot assure you that we will successfully generate sufficient revenues or that we will ever achieve profitability under GAAP. If we do achieve profitability, we may not be able to sustain it.

Our financial results are likely to continue to fluctuate, which could cause our stock price to be volatile or decline.

Our financial results have varied on a quarterly basis and are likely to fluctuate in the future. These fluctuations could cause our stock price to be volatile or decline. Several factors could cause our quarterly results to fluctuate materially, including:

•	variable demand for our products and application services;

•	our ability to attract and retain customers;

•	the amount and timing of fees we pay to Web portals to include our information services on their Web sites;

•	expenditures for expansion of our operations;

•	effects of acquisitions and other business combinations;

•	our ability to meet service level agreements with our carrier partners;

•	the introduction of new or enhanced services by us, or other companies that compete with us or our customers; and

•	the inability of our customers to pay us or to fulfill their contractual obligations to us.

For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. Furthermore, our fluctuating operating results may fall below the expectations of securities analysts or investors, which would cause the trading price of our stock to decline.

We operate in new and rapidly evolving markets, and our business model continues to evolve, which makes it difficult to evaluate our future prospects.

Since inception, our business model has evolved and is likely to continue to evolve as we expand our product offerings and enter new markets. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that are in new and/or rapidly evolving markets and continuing to innovate with new and unproven technologies. Some of these risks relate to our potential inability to:

•	develop and integrate new features with our existing services;

•	expand our services to new and existing merchants, merchant banks and aggregators and wireless carriers;

•	manage our growth, control expenditures and align costs with revenues;

•	expand successfully into international markets;

•	attract, retain and motivate qualified personnel; and

•	respond to competitive developments, including rapid technological change, changes in customer requirements and new products introduced into our markets by our competitors.

If we do not effectively address the risks we face, our business model may become unworkable and we may not achieve or sustain profitability.

Our stock price has been and is likely to continue to be highly volatile.

The trading price of our common stock has historically been highly volatile. Since we began trading on December 15, 1998, our stock price has ranged from $0.75 to $138.50 (as adjusted for stock splits). On May 16, 2002, the closing price of our common stock was $1.09. Our stock price could continue to decline or to be subject to wide fluctuations in response to factors such as the following:

•	actual or anticipated variations in quarterly results of operations;

•	announcements of technological innovations, new products or services by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	conditions or trends in the wireless communications, Internet and online commerce industries;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our customers or our competitors;

•	announcements relating to litigation and similar matters; and

•	additions or departures of key personnel.

In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These broad market and industry factors and general economic conditions may materially and adversely affect our stock price.

In order to continue to be listed on the Nasdaq National Market, we must meet specific quantitative standards, including a minimum bid price. If our stock trades below $1.00 per share for 30 consecutive business days, we may receive a notice from the Nasdaq National Market that we need to comply with the requirements for continued listing within 90 calendar days from such notification or be delisted. While we have not received any notice regarding non-compliance or delisting from Nasdaq, a delisting of our common stock could adversely affect the liquidity and trading price of our securities.

We have historically been, and currently remain, reliant upon revenues from our wireline services. Our operating results would be harmed by a decline in sales of our wireline services or our failure to collect fees for these services.

Historically, we have derived a majority of our revenues from our wireline services, including licensing and advertising revenue from our customers. Based upon our reliance on revenues from wireline services, total revenues may decline if revenues from our wireline services do not meet our expectations.

As a result of unfavorable market or economic conditions, some of our wireline customers are having difficulty raising sufficient capital to support their long-term operations or are otherwise experiencing adverse business conditions. These customers may not be able to pay us some or all of the fees they are required to pay us under their existing agreements or may not be able to enter into new agreements. If we are unable to collect these fees or enter into new agreements, our operating results will be harmed.

If we are unable to continue the diversification of our revenues, a significant portion of our revenues will continue to be derived from wireline products and application services, which could weaken our financial position.

For 2002, we expect more of our total revenues to come from our merchant and wireless business areas than in prior years. Our ability to diversify our revenues could be hindered by numerous risks, including:

•	our ability to effectively develop, market and sell our products and application services to new and existing customers;

•	the continued development of electronic commerce on the Internet;

•	the adoption of our products and application services by wireless carriers and device manufacturers;

•	the adoption of our services for delivery over broadband wireline platforms (DSL and cable) and broadband wireless standards (2.5G and 3G); and

•	the use of our products and application services by subscribers on their wireless devices.

Our revenues are attributable to a small number of customers, the loss of any one of which could harm our financial results.

We derive a substantial portion of our revenues from a small number of customers. We expect that this concentration will continue in the foreseeable future. Our top ten customers represented 56% of our revenues for the three months ended March 31, 2002, 38% of our revenues for the year ended December 31, 2001, 32% of our revenues for fiscal year 2000 and 30% of our revenues for fiscal year 1999. No single customer accounted for more than 10% of our revenues in fiscal year 2001. However, Overture and Verizon each accounted for more than 10% of our revenues for the quarter ended March 31, 2002. Verizon includes Verizon Information Services, a customer using our merchant services, Verizon Wireless, a customer using our wireless services, and Verizon Online, a customer using our broadband services. We are currently in negotiations with Verizon Wireless, and we do not expect our relationship to continue in its current form. The terms of any future contract are currently uncertain. We still expect Verizon and Overture to represent more than 10% of revenue in future quarters. If we lose any of these customers, or if any of these customers are unable or unwilling to pay us amounts that they owe us, our financial results will suffer.

Our future earnings could be negatively affected by significant charges resulting from the impairment in the value of acquired assets.

For acquisitions which we have accounted for using the purchase method, we regularly evaluate the recorded amount of long-lived assets, consisting primarily of goodwill, assembled workforce, acquired contracts and core technology, to determine whether there has been any impairment of the value of the assets and the appropriateness of their estimated remaining life. We evaluate impairment whenever events or changed circumstances indicate that the carrying amount of the long-lived assets might not be recoverable.

In addition, recent changes in GAAP will require us to discontinue amortizing goodwill and certain intangibles. We adopted these changes effective January 1, 2002. Under this approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. On January 1, 2002, we recorded a non-cash, non-operating charge in the amount of $206.6 million for the cumulative effect of adopting this new standard.

We will continue to regularly evaluate the recorded amount of our long-lived assets including acquired contracts and core technology and test for impairment. In the event we determine that any long-lived asset has been impaired, we will record additional impairment charges in future quarters. Goodwill will be evaluated at least annually. We are unable to predict the amount, if any, of potential future impairments.

Our revenues are dependent on our relationships with companies who distribute our application services.

We will not be able to continue generating revenues from advertising, commerce transaction fees and subscription fees unless we can secure and maintain distribution for our products and application services on acceptable commercial terms through a wide range of customers and resellers including Web portals, merchant banks and other financial institutions, and wireless carriers who provide access to our products and application services to their customers. In particular, we expect that America Online, Inc. (AOL), its CompuServe and Digital City divisions and Microsoft Network, LLC (MSN), will account for a substantial portion of our wireline traffic. We also rely on our relationships with regional Bell operating companies and other merchant banks and financial institutions, including American Express and Wells Fargo, for distribution of our merchant services. Our agreements with these companies typically are for between one and three years and automatically renew for successive terms thereafter, subject to termination on short notice. We cannot assure you that such arrangements will not be terminated or that such arrangements will be renewed upon expiration of their terms. Additionally, we cannot assure you that these relationships will be profitable or result in benefits to us that outweigh the costs of the relationships. We pay carriage fees to AOL and MSN. If we lose a major Web portal or destination Web site, we may be unable to timely or effectively replace the traffic with comparable traffic patterns and user demographics.

We depend on third parties for content, and the loss of access to this content could cause us to reduce our product offerings to customers.

We typically do not create our own content. Rather, we acquire rights to information from numerous third-party content providers, and our future success is highly dependent upon our ability to maintain relationships with these content providers and enter into new relationships with other content providers.

We typically license content under arrangements that require us to pay usage (per query) or fixed monthly fees for the use of the content or require us to pay under an advertising revenue-sharing arrangement. In the future, some of our content providers may demand a greater portion of advertising revenues or increase the fees that they charge us for their content thus having a negative impact on our net earnings. If we fail to enter into and maintain satisfactory arrangements with content providers our ability to provide a variety of products and services to our customers would be severely limited, thus harming our business reputation and operating results.

Due to unfavorable economic conditions some of our customers may be unable to pay us or otherwise satisfy their obligations to us, thus harming our financial results and potentially our provision of services to other customers.

As a result of generally unfavorable economic conditions including difficulties with raising necessary equity and debt financing, some of our customers may lack sufficient capital to support their long-term operations. As a result, these customers may not be able to pay us some or all of the fees they are required to pay us under their existing agreements. These conditions may also prevent potential customers from entering into contractual relationships or other strategic business relationships with us.

Bad debt expense was (0.9)% of revenues for the quarter ended March 31, 2002, 2.7% of revenues for the year ended December 31, 2001, 3.4% of revenues for fiscal year 2000 and 1.8% of revenues for fiscal year 1999. Management regularly reviews all receivables for collectibility. We generally provide allowances for all accounts sixty days or more past due and also allow for an amount based on revenues and the accounts receivable balance for accounts not specifically identified. We have a credit review process and, when circumstances warrant, require payment in advance from customers. As a result, we may have to forego business from customers who do not agree to our payment terms.

Our operating results have been, and may continue to be, negatively impacted by our recognition of losses on investments in other companies.

We hold a number of investments in third parties. The majority of the companies we have invested in are engaged in Internet, networking, e-commerce, telecommunications and wireless technologies. These investments involve a high level of risk for a number of reasons, including:

•
the companies in which we have invested are generally development-stage companies which are likely to continue to generate losses in the foreseeable future and may not be profitable for a long time, if at all;

•
during the past twelve to eighteen months, companies in the Internet and e-commerce industries have experienced difficulties in raising capital to fund expansion or continue operations; and, if available at all, financing is often on unfavorable terms which may impair the value of our investments;

•	some of our investments are in businesses based on new technologies or products that may not be widely adopted in the evolving Internet and wireless technology industries; and

•	most of our investments are in privately held companies, and if public markets for their securities do not develop, it may be difficult to sell those securities.

We regularly review all of our investments in public and private companies for other-than-temporary declines in fair value. When we determine that the decline in fair value of an investment below our accounting basis is other-than-temporary, we reduce the carrying value of the securities we hold and record a loss in the amount of any such decline. We determined that the decline in value of our investments was other-than temporary for ten investments in the quarter ended March 31, 2002. We recognized non-cash losses totaling $16.9 million for the three months ended March 31, 2002 in order to record these investments at their fair values as of March 31, 2002. During the year ended December 31, 2001, we determined that the declines in value of twenty-two of our investments were other-than-temporary and we recognized losses totaling $100.9 million, which represented 20% of the net loss for the period, to record these investments at their current fair values as of December 31, 2001. We also recorded losses of $20.4 million for other-than-temporary declines in the fair value of certain investments during the year ended December 31, 2000. With the current economic environment, it is difficult to accurately predict the amount of exposure to future investment impairment. As of March 31, 2002, our other investments were carried at $30.9 million.

If we conclude in future quarters that the fair values of any of our investments have experienced more than a temporary decline, we will record additional investment losses, which would adversely affect our financial condition and results of operations.

An audit of our payroll tax returns could result in material liabilities that could adversely affect our financial position and results of operations.

The Internal Revenue Service is auditing our payroll tax returns for the year 2000. We expect this audit to be concluded in 2002. No amounts have been accrued in our financial statements, as we are not able to determine the amount of the liability that may result, if any, at this time. If the Internal Revenue Service determines that we owe additional payroll taxes, and the amount we owe is material to us, our financial position and results of operations will be adversely affected.

Our financial and operating results will suffer if we are unsuccessful at integrating acquired businesses.

We have acquired a large number of complementary technologies and businesses in the past, and may do so in the future. Acquisitions typically involve potentially dilutive issuances of stock, the incurrence of additional debt and contingent liabilities or large write-offs and amortization expenses related to certain intangible assets. Past and future acquisitions involve numerous risks which could adversely affect our results of operations or stock price, including:

•	assimilating the operations, products, technology, information systems and personnel of acquired companies;

•	diverting management’s attention from other business concerns;

•	impairing relationships with our employees, customers, merchant banks and aggregators and wireless carriers;

•	losing key employees of acquired companies; and

•	failing to achieve the anticipated benefits of these acquisitions in a timely manner.

The success of the operations of companies and technologies which we have acquired will often depend on the continued efforts of the management of those acquired companies. Accordingly, we have typically attempted to retain key employees and members of existing management of acquired companies under the overall supervision of our senior management. We have, however, not always been successful in these attempts at retention.

Operational Risks Related to Our Business

If the market price of our stock continues to decline, the value of stock options granted to employees may cease to provide sufficient incentive to our employees.

Stock options, which typically vest over a two- or four-year period, are an important means by which we compensate employees. We face a significant challenge in retaining our employees if the value of these stock options is either not substantial enough or so substantial that the employees leave after their stock options have vested. If our stock price does not increase significantly above the prices of our options, we may in the future need to issue new options or other equity incentives to motivate and retain our employees.

If we are unable to retain our executive officers, we may not be able to successfully manage our business.

Our business and operations are substantially dependent on the performance of our key employees, all of who are employed on an at-will basis. If we lose the services of one or more of our executive officers or key employees, particularly within our commerce services or wireless business, we may not be able to successfully manage our business or achieve our business objectives. The only person on whom we maintain key person life insurance is Naveen Jain, our Chairman and Chief Executive Officer. Although our executive officers have signed agreements which limit their ability to compete with us for one year after their employment with us ends, our business could be harmed if subsequent to the non-compete period one or more of them joined a competitor or otherwise decided to compete with us. Naveen Jain has signed a two-year non-competition agreement.

Unless we are able to hire, retain and motivate highly qualified employees, we will be unable to execute our business strategy.

Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing and business development personnel. Our services and the industries to which we provide our services are relatively new, particularly with respect to our merchant services and our wireless data services. Qualified personnel with experience relevant to our business are scarce and competition to recruit them is intense. If we fail to successfully attract, assimilate and retain a sufficient number of highly qualified technical, managerial, sales and marketing, business development and administrative personnel, our business could suffer. In February and October of 2001, we announced realignments of resources to concentrate on development of our wireless, merchant and broadband services. These realignments included a reduction in our workforce of approximately 375 employees. These, or other future operational decisions, could create an unstable work environment and may have a negative effect on our ability to retain and motivate employees.

Our historical and future expansion in personnel and facilities will continue to significantly strain our management, operational and financial resources.

We have rapidly and significantly expanded our operations during the past three years. Further expansion may be necessary to accommodate growth in our customer base and to take advantage of market opportunities. We have increased the number of employees from less than 100 at January 1, 1998 to 735 at April 30, 2002. We have also expanded our facilities and now have development, operations and administrative facilities in Bellevue, Washington; American Fork, Utah; Montreal, Canada; Papendrecht, The Netherlands; Woking, United Kingdom; and Sydney, Australia. We have sales offices in San Francisco, California and New York City, New York. We have data centers in Bellevue, Washington; Papendrecht, The Netherlands; and Rio de Janeiro, Brazil.

This expansion has placed, and is expected to continue to place, a significant strain on our management and operational resources. To manage the expected growth of our operations and personnel, we must continue maintaining and improving or replacing existing operational, accounting and information systems, procedures and controls.

We have limited experience managing multiple offices with multiple facilities and personnel in disparate locations. As a result, we may not be able to effectively coordinate our efforts, supervise our personnel or otherwise successfully manage our resources.

If we are unable to effectively manage the growth in our relationships with customers and other third parties, our business and reputation could be harmed.

The rapid growth of our business has strained our ability to meet customer demands and manage the growing number of customer relationships. In addition, our customer relationships are growing in their size and complexity of services. As a result of the growth in the size, number, and complexity of our relationships we may be unable to meet the demands of our customer relationships, which could result in the loss of customers, subject us to penalties under our agreements and harm our business and reputation.

We must also effectively manage our relationships with various Internet content providers, merchant resellers, wireless carriers and other third parties necessary to our business. If we are unable to effectively manage the growth of these relationships, our ability to provide our products and application services through multiple distribution channels to a wide audience of end users could suffer.

Our expansion into international markets may not be successful and may expose us to risks that could harm our business.

We began providing wireline services in the United Kingdom in the third quarter of 1998. With our acquisition of Saraide in March 2000, we now have a development and operations facility in The Netherlands serving European wireless carriers. In March 1999, we began providing Internet software and application services through a Canadian subsidiary and subsequently began to expand our wireless services into Canada. In 2001, we opened facilities in Australia and Brazil to serve our customers in the Asia-Pacific and Latin America regions. We also have entered into an agreement to expand our services into Mexico and are currently pursuing other international opportunities.

We have limited experience in developing localized versions of our products and application services internationally, and we may not be able to successfully execute our business model in these markets. Our success in these markets will be directly linked to the success of our customers, merchant banks and aggregators and wireless carriers with whom we work in such activities. If they fail to successfully establish operations and sales and marketing efforts in these markets our business could suffer.

We face a number of risks inherent in doing business in international markets, including:

•	lower levels of adoption or use of the Internet and other technologies used in our business, and the lack of appropriate infrastructure to support widespread Internet usage;

•	export controls relating to encryption technology;

•	tariffs and other trade barriers;

•	potentially adverse tax consequences;

•	limitations on the repatriation of funds;

•	difficulties in staffing and managing foreign operations;

•	changing local or regional economic and political conditions;

•	exposure to different legal jurisdictions and standards; and

•	different accounting practices and payment cycles.

As the international markets for Internet software and application services for wireline, wireless and broadband continue to grow, competition in these markets will likely intensify. Local companies may have a substantial competitive advantage because of their greater understanding of and focus on the local markets. If we do not effectively manage risks related to our expansion internationally, our business is likely to be harmed.

We are subject to legal proceedings that could result in liability and damage our business.

From time to time, we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims to equity by alleged employees and claims of infringement of intellectual property rights by us, as well as a putative securities class action lawsuit and other securities-related litigation. Approximately fifteen lawsuits against us are currently pending in which claims have been asserted against us or directors and executive officers, in addition to ordinary course collection matters and intellectual property infringement claims that are not material to our business. We are unable to determine the amount for which we potentially could be liable since a number of these lawsuits do not specify an amount for damages sought, and we maintain insurance which may cover some or all of the claims, should they be successful. Such proceedings and claims, even if not meritorious, could require the expenditure of significant financial and managerial resources, which could harm our business. We believe we have meritorious defenses to all the claims currently made against InfoSpace. However, litigation is inherently uncertain, and we may not prevail in these suits. We cannot predict whether future claims will be made or the ultimate resolution of any current or future claim.

Insiders own a large percentage of our stock, which could delay or prevent a change in control and may negatively affect your investment.

As of March 31, 2002, our officers, directors and affiliated persons beneficially owned approximately 26.6% of our voting securities. Naveen Jain, our Chairman and Chief Executive Officer, beneficially owned approximately 20.6% of our voting securities as of that date. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us and could affect the market price of our common stock. In addition, some of our executive officers have stock option grants that provide for accelerated vesting if their employment is actually or constructively terminated after a change of control. The interests of those holding this concentrated ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider or could prevent us from entering into transactions or agreements that we may consider beneficial to our business.

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors, even if the transaction would be beneficial to our stockholders. These provisions include:

•
the classification of our board of directors into three groups so that directors serve staggered three-year terms, which may make it difficult for a potential acquirer to gain control of our board of directors;

•	authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders;

•	a prohibition on stockholder action by written consent; and

•	limitations on stockholders’ ability to call special stockholder meetings.

In addition, we have an agreement with America Online that provides them the right of first negotiation in the event that we receive an unsolicited proposal from a third party regarding a sale, merger or other disposition of our assets that would result in a change of control. If we receive this type of proposal, America Online will have the first opportunity to negotiate with us regarding a disposition. This agreement could make us less attractive to a potential acquiror.

Technological Risks Related to Our Business

Our systems could fail or become unavailable, which would harm our reputation, result in a loss of current and potential customers and could cause us to breach existing agreements.

Our success depends, in part, on the performance, reliability and availability of our services. We have data centers in Bellevue, Washington; Papendrecht, The Netherlands; and Rio de Janeiro, Brazil. None of our data centers are currently redundant. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, break-in, earthquake and similar events. We would face significant damage as a result of these events because we do not have a formal disaster recovery plan, and we do not carry business interruption insurance that is adequate to compensate us for all the losses that may occur. In addition, our systems use sophisticated software which may contain bugs that could interrupt service. For these reasons we may be unable to develop or successfully manage the infrastructure necessary to meet current or future demands for reliability and scalability of our systems.

If the volume of traffic on our Web sites or our customers’ Web sites increases substantially, we must respond in a timely fashion by expanding and upgrading our technology, transaction-processing systems and network infrastructure. Due to the expansion in the number of our customers and the products and application services that we offer, we could experience periodic capacity constraints which may cause temporary unanticipated system disruptions, slower response times and lower levels of customer service. Our business could be harmed if we are unable to accurately project the rate or timing of increases, if any, in the use of our products and application services or expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner.

Furthermore, we have entered into service level agreements with certain merchant services distributors, including merchant banks, portal sites and most of our wireless customers. These agreements call for system up times and 24/7 support, and include penalties for non-performance. We may be unable to fulfill these commitments, which could subject us to penalties under our agreements, harm our reputation and result in the loss of customers and distributors.

We rely heavily on our technology, but we may be unable to adequately protect or enforce our intellectual property rights thus weakening our competitive position and negatively impacting our financial results.

Our success significantly depends upon our patented and patent-pending technology. In particular, we believe that our core technology platform provides us with a significant competitive advantage because it is protocol and device agnostic, enabling us to provide our services through a variety of platforms, formats and devices. We have achieved and are able to maintain our current competitive position due to the unique nature of our technology.

To protect our rights, we rely on a combination of copyright and trademark laws, patents, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. In addition, it is possible that others could independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property we could lose our competitive position.

Our intellectual property may be subject to even greater risk in foreign jurisdictions, as the laws of many countries do not protect proprietary rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property our competitive position in markets abroad may suffer.

Risks Related to Our Industry

Intense competition in the wireline, merchant and wireless markets could prevent us from increasing distribution of our services in those markets or cause us to lose market share.

Our current business model depends on distribution of our products and application services into the wireline, merchant and wireless markets, all of which are extremely competitive and rapidly changing. Many of our current and prospective competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and/or more established relationships in the industry than we have. Our competitors may be able to adopt more aggressive pricing policies than we can, develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, and devote greater resources to the marketing and sale of their services. Because of these competitive factors and due to our relatively small size and financial resources we may be unable to compete successfully.

Some of the companies we compete with are currently customers of ours, the loss of which could harm our business. Many of our current customers have established relationships with some of our current and potential future competitors. If these competitors develop Internet software and application services that compete with ours, we could lose market share and our revenues would decrease.

We could be subject to liability due to security risks both to users of our merchant services and to the uninterrupted operation of our systems.

Security and privacy concerns of users of online commerce services such as our merchant services may inhibit the growth of the Internet and other online services, especially as a means of conducting commercial transactions. We rely on secure socket layer technology, public key cryptography and digital certificate technology to provide the security and authentication necessary for secure transmission of confidential information. Various regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available and thereby expose us to a risk of data interception. Because some of our activities involve the storage and transmission of confidential personal or proprietary information, such as credit card numbers, security breaches and fraud schemes could damage our reputation and expose us to a risk of loss or litigation and possible liability. In addition, our payment transaction services may be susceptible to credit card and other payment fraud schemes perpetrated by hackers or other criminals. If such fraud schemes become widespread or otherwise cause merchants to lose confidence in our services in particular, or in Internet payments systems generally, our business could suffer.

Additionally, our wireless and wireline networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate our proprietary information or cause interruptions in our operations. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Although we intend to continue to implement and improve our security measures, persons may be able to circumvent the measures that we implement in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web pages that deliver our services, any of which could harm our business.

We rely on the Internet infrastructure, and its continued commercial viability, over which we have no control and the failure of which could substantially undermine our business strategy.

Our success depends, in large part, on other companies maintaining the Internet system infrastructure. In particular, we rely on other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet system infrastructure may be unable to support the demands placed on it, and the Internet’s performance or reliability may suffer as a result of this continued growth.

In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures; in recent months, in fact, advertisers have begun to attribute less value to advertising on the Internet. Furthermore, any loss in the commercial viability of the Internet would have a significant negative impact on our merchant services. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce our business could suffer.

Underdeveloped telecommunications and Internet infrastructure may limit the growth of the Internet overseas thereby limiting the growth of our business.

Access to the Internet requires advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of Europe, the Asia-Pacific region and Latin America is not as well developed as in the United States and is partly owned and operated by current or former national monopoly telecommunications carriers or may be subject to a restrictive regulatory environment. The quality and continued development of telecommunications infrastructure in Europe, the Asia-Pacific region and Latin America will have a significant impact on our ability to deliver our services and on the market use and acceptance of the Internet in general.

In addition, the recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The quality of our services is ultimately limited by and reliant upon the speed and reliability of Internet-related networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure in Europe, the Asia-Pacific region and Latin America.

Consolidation in our industry could lead to increased competition and loss of customers.

The Internet industry has experienced substantial consolidation. For example, AOL, which previously acquired Netscape, has merged with Time Warner and Compaq has acquired ZIP2. We expect this consolidation to continue. These acquisitions could adversely affect our business and results of operations in a number of ways, including:

•	companies from whom we acquire content could acquire or be acquired by one of our competitors and stop licensing content to us;

•	our customers could acquire or be acquired by one of our competitors and terminate their relationship with us; and

•	our customers could merge with other customers, which could reduce the size of our customer base.

USE OF PROCEEDS

We will receive no cash proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The shares of common stock to be sold by the selling stockholders pursuant to this prospectus represent shares issued to the selling stockholders by us in connection with our acquisition of Locus Dialogue Inc. The selling stockholders either: (1) were issued their shares of our common stock directly in exchange for their shares of capital stock of Locus Dialogue, or (2) have been or will be issued shares of our common stock upon their exchange of exchangeable shares of our Canadian subsidiary that they received in the acquisition in exchange for their shares of capital stock of Locus Dialogue. Exchangeable shares have the same voting rights as our common stock.

The following table sets forth the aggregate number of shares of common stock held or to be held by selling stockholders and the aggregate number of shares of common stock offered by each selling stockholder. No selling stockholder holds more than 1% of our outstanding common stock. None of our principal stockholders, directors or executive officers is selling or exchanging stock pursuant to this prospectus.

Selling Stockholders	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering
Former Locus Dialogue shareholders that received InfoSpace common stock upon the acquisition, as a group	966,937	966,937	0
Former Locus Dialogue shareholders that received exchangeable shares upon the acquisition, as a group	2,566,531	2,566,531	0

Total	3,533,468	3,533,468	0

PLAN OF DISTRIBUTION

Shares Issued in Our Acquisition of Locus Dialogue

On November 3, 2000, the shareholders of Locus Dialogue signed a share exchange agreement whereby Locus Dialogue shareholders received, at their option, either (1) exchangeable shares issued by Locus Holdings, a Canadian subsidiary of ours, or (2) our common shares. The exchangeable shares and our common shares were issued at a ratio of 0.2683442 share for each Locus Dialogue share.

At the closing of our acquisition of Locus Dialogue on January 1, 2001, three former Locus Dialogue shareholders, all of whom resided in the United States at the time of the closing, elected to receive an aggregate of 1,073,257 shares of our common stock. These shares were issued in reliance upon the exemption provided by Regulation D promulgated under the Securities Act of 1933, as amended. Regulation D provides a safe harbor for the limited sale of securities to certain persons. This registration statement registers the resale of these common shares by the selling stockholders.

Additionally, 27 former Locus Dialogue shareholders, all non-U.S. persons as defined in Regulation S promulgated under the Securities Act, elected to receive an aggregate of 2,867,760 exchangeable shares of Locus Holdings upon the closing. The shareholders electing to receive exchangeable shares rather than shares of our common stock generally did so in order to defer the tax liability associated with the receipt of our common stock. These shares were issued in reliance upon the exemption provided by Regulation S promulgated under the

Securities Act. Regulation S provides a safe harbor for securities sold outside of the U.S. The holders of exchangeable shares may exchange their shares for shares of our common stock at any time within the next five years, or may be required to exchange at our request. This registration statement registers the resale by the selling stockholders of the common shares which will be issued to these stockholders upon the exchange of their exchangeable shares.

Persons who are deemed to have been “affiliates,” as such term is defined under the Securities Act, of Locus Dialogue prior to the closing of our acquisition may only sell their shares in transactions permitted by the resale provisions of Rule 145(d)(i), (2) or (3) promulgated under the Securities Act.

Resale of Shares by Selling Stockholders

We will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers, including pledgees, or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the shares may be effected in one or more of the following methods:

•	ordinary brokers’ transactions, which may include long or short sales;

•	transactions involving cross or block trades or otherwise on the Nasdaq National Market;

•	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

•	“at the market” to or through market makers or into an existing market for the shares;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise; or

•	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both, which compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the cumulative effect of changes in accounting principles), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2,606
Nasdaq National Market listing fee	17,500
Printing and engraving expenses	50,000
Legal fees and expenses	200,000
Accounting fees and expenses	175,000
Miscellaneous expenses	4,894

Total	$450,000

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 10 of the registrant’s restated bylaws requires indemnification to the full extent permitted under the DGCL as it now exists or may hereafter be amended. Subject to any restrictions imposed by the DGCL, the restated bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The restated bylaws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article 10 of the registrant’s restated certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant’s officers and directors with indemnification to the maximum extent permitted by the DGCL.

Item 16.    Exhibits

Number	Description
2.1*
Share Exchange Agreement, dated as of November 3, 2000, by and between the registrant, InfoSpace.com Nova Scotia Company, Locus Holdings, Inc. (now called InfoSpace Speech Solutions Holdings, Inc.), Locus Dialogue Inc. (now called InfoSpace Speech Solutions Inc.), and certain of the shareholders of Locus Dialogue Inc.

4.1(1)	Form of Certificate of the Powers, Designations, Preferences and Rights of Series A Preferred Stock.

4.2*	Certificate of the Powers, Designations, Preferences and Rights of Series B Preferred Stock.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the legality of the shares.

23.1	Consent of Deloitte & Touche LLP, Independent Auditors (relating to the financial statements of InfoSpace, Inc.).

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in the opinion filed as Exhibit 5.1).

99.1*	Form of Voting and Exchange Trust Agreement among the registrant, Locus Holdings Inc. (now called InfoSpace Speech Solutions Holdings Inc.), and Montreal Trust Company of Canada, as trustee.

99.2*
Form of Exchangeable Share Support Agreement among the registrant, InfoSpace.com Nova Scotia Company, Locus Holdings Inc. (now called InfoSpace Speech Solutions Holdings Inc.) and Montreal Trust Company of Canada, as trustee.

*	Previously filed.
(1)	Incorporated by reference to the Registration Statement on Form S-1 (No. 333-86313) filed by the registrant on September 1, 1999, as amended.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirement of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or caused to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 16th day of May, 2002.

INFOSPACE, INC.

By:	/S/ TAMMY D. HALSTEAD
Tammy D. Halstead Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 16th day of May, 2002.

Signature	Title

* Naveen Jain	Chairman and Chief Executive Officer (Principal Executive Officer)

/S/ TAMMY D. HALSTEAD Tammy D. Halstead	Chief Financial Officer (Principal Financial and Accounting Officer)

* Edmund O. Belsheim, Jr.	President, Chief Operating Officer and Director

* John E. Cunningham, IV	Director

Richard D. Hearney	Director

* Rufus W. Lumry, III	Director

* William D. Savoy	Director

Lewis M. Taffer	Director

*By:	/S/ TAMMY D. HALSTEAD	Chief Financial Officer
Tammy D. Halstead Attorney-in-Fact

EXHIBIT INDEX

Number	Description
2.1*
Share Exchange Agreement, dated as of November 3, 2000, by and between the registrant, InfoSpace.com Nova Scotia Company, Locus Holdings, Inc. (now called InfoSpace Speech Solutions Holdings, Inc.), Locus Dialogue Inc. (now called InfoSpace Speech Solutions Inc.), and certain of the shareholders of Locus Dialogue Inc.

4.1(1)	Form of Certificate of the Powers, Designations, Preferences and Rights of Series A Preferred Stock.

4.2*	Certificate of the Powers, Designations, Preferences and Rights of Series B Preferred Stock.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to the legality of the shares.

23.1	Consent of Deloitte & Touche LLP, Independent Auditors (relating to the financial statements of InfoSpace, Inc.).

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in the opinion filed as Exhibit 5.1).

99.1*	Form of Voting and Exchange Trust Agreement among the registrant, Locus Holdings Inc. (now called InfoSpace Speech Solutions Holdings Inc.), and Montreal Trust Company of Canada, as trustee.

99.2*
Form of Exchangeable Share Support Agreement among the registrant, InfoSpace.com Nova Scotia Company, Locus Holdings Inc. (now called InfoSpace Speech Solutions Holdings Inc.) and Montreal Trust Company of Canada, as trustee.

*	Previously filed.
(1)	Incorporated by reference to the Registration Statement on Form S-1 (No. 333-86313) filed by the registrant on September 1, 1999, as amended.